Exhibit 99.1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to file with the Securities and Exchange Commission joint Schedules 13G and any amendments thereto with respect to the CI&T Inc securities owned by them, and further agree that this Joint Filing Agreement shall be included as an Exhibit to such joint filings.

The undersigned further agree that each party hereto is responsible for the timely filing of such Statement on Schedule 13G and any amendments thereto, and for the accuracy and completeness of the information concerning such party contained therein; provided, however, that no party is responsible for the accuracy or completeness of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

[Signature Page Follows]

Dated: March 13, 2025	Prisma Capital Solutions GP II, LLC

	By:	/s/ Marcelo Hallack
	Name:	Marcelo Hallack
	Title:	Manager

Dated: March 13, 2025	Prisma Capital Markets Ltda.

	By:	/s/ Gabriel Levy
	Name:	Gabriel Levy
	Title:	Manager

Dated: March 13, 2025	/s/ Marcelo Hallack
Name: Marcelo Hallack

Dated: March 13, 2025	/s/ Gabriel Levy
Name: Gabriel Levy